Exhibit 99.1

BRIAN KESSELER NAMED TO TENNECO BOARD OF DIRECTORS

Lake Forest, Illinois, October 11, 2016 – Tenneco Inc. (NYSE: TEN) announced today that Brian Kesseler, Tenneco’s chief operating officer, has been elected to the company’s board of directors, effective immediately. Mr. Kesseler is responsible for driving growth and operational excellence across Tenneco’s global business.

“Brian Kesseler has deep experience in all facets of our business and brings strong leadership in driving strategy, disciplined processes and operational excellence across the entire Tenneco enterprise,” said Gregg Sherrill, chairman and CEO, Tenneco. “We look forward to adding his industry experience, global perspective and strong management skills to our board.”

With the addition of Brian Kesseler, Tenneco’s board of directors now has ten directors including Thomas C. Freyman, Dennis J. Letham, James S. Metcalf, Roger B. Porter, David B. Price, Gregg M. Sherrill, Paul T. Stecko, Jane L. Warner and Roger J. Wood.

Brian Kesseler has been serving as Tenneco’s chief operating officer since January 2015. Previously, he was president of Johnson Controls Power Solutions, a role he assumed in 2013. Kesseler joined Johnson Controls in 1994 and served in leadership roles in the company’s Automotive Experience and Building Efficiency businesses. Prior to Johnson Controls, he was with Ford Motor Company, serving in the North America Assembly operations.

Tenneco is an $8.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 30,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and

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marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx® and Clevite®Elastomer.

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